                                                                    EXHIBIT 10.5


                                  CONFIDENTIAL


                            R&D AND LICENSE AGREEMENT


     This License Agreement ("Agreement") is made effective as of the seventh
(7th) day of February 1997 ("Effective Date"), between PEPTIDE THERAPEUTICS LIMITED, having a place of business at 321 Cambridge Science Park, Milton Road, Cambridge CB4 4WG, United Kingdom (herein referred to as "PTL") and SMITHKLINE BEECHAM PLC, having a place of business at New Horizons Court, Great West Road, Brentford, Middlesex TW8 9EP, United Kingdom (herein referred to as "SB").


                                 WITNESSETH THAT:


     WHEREAS, PTL is the owner of and/or controls all right, title and interest in certain patents, identified in Schedule A hereto, and know-how relating to anti IgE vaccine(s); and

     WHEREAS, PTL has developed and/or controls certain technologies relating to prevention, control and/or treatment of allergic disorders in humans which may be useful for the development of active or passive prophylactic or therapeutic anti IgE vaccine(s) against allergies.

     WHEREAS, PTL and SB have an interest to enter into a research collaboration for the development and commercialisation of the above mentioned vaccines.

     WHEREAS, SB has an interest in acquiring simultaneously a worldwide and exclusive license under any existing and future patent, patent applications, know how and improvements owned, controlled or developed by PTL relating to the above mentioned technologies.


                                       1

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     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows :


1.   DEFINITIONS

     1.01 "AFFILIATE(S)" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50 %) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

     1.02 "COMBINATION" shall mean a PRODUCT which contains also one or more therapeutically and/or prophylactically active antigens and/or allergens which are not included in TECHNOLOGY. Any COMBINATION is a PRODUCT.

     1.03 "FIELD" shall mean prevention, control and/or treatment of any and all allergic disorders in humans, (including but not limited to Type 1 hypersensitivity (allergy) reactions) mediated by IgE immune activity and/or other immune mechanisms, excluding SPECIFIC FIELD.

     1.04 "KNOW-HOW" shall mean all present and future technical information, materials and know-how which relate to PRODUCT which are now and/or at anytime during the term of this Agreement developed, owned, proprietary to and/or controlled by PTL and/or any AFFILIATES of PTL, and which are necessary for or useful to the development, production and commercialisation of PRODUCT. KNOW-HOW shall include, without limitation, all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating thereto and any materials, seeds, strains, reagents and media. KNOW-HOW shall not include PATENTS.

     1.05 "NET SALES VALUE" shall mean the gross receipts from sales of PRODUCT in the TERRITORY by SB and/or its AFFILIATES and/or its sublicensees and/or its distributors to THIRD PARTIES less the following deductions :

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            (i)    []* of the gross receipts to cover transportation charges, including insurance; and

            (ii) SB's standard costs for PRODUCT formulation, filling and packaging, for syringes and other administration devices combined with, or contained in, commercial packaging; and

            (iii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of PRODUCT, including without limitation, contributions and payments required by any governmental authorities as liability provisions and/or made pursuant to injury compensation schemes and/or as PRODUCT liability insurance premiums; and

            (iv) trade, quantity and cash discounts, commissions and other customary rebates; and

            (v) allowances or credits to customers or charges back from customers on account of rejection or return of PRODUCT subject to royalty under this Agreement or on account of retroactive price reductions affecting such PRODUCT; and

            (vi) royalties payable and/or paid by SB to THIRD PARTIES on the manufacture, use and/or sale of PRODUCT []* .

            Sales between or among SB and its AFFILIATES or sublicensees or distributors shall be excluded from the computation of NET SALES VALUE except where such AFFILIATES or sublicensees are end users, but NET SALES VALUE shall include the subsequent final sales to THIRD PARTIES by such AFFILIATES or sublicensees or distributors.

            If a PRODUCT is sold as a COMBINATION, NET SALES VALUE of COMBINATION shall be multiplied by the fraction A/A+B where A is the unit invoice price of a separately sold PRODUCT which contains as specific immunogenic material only those antigen(s) and/or allergen(s) contained in COMBINATION which are included in TECHNOLOGY and B is the unit invoice price of a separately sold vaccine which contains as specific immunogenic


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            material only those antigen(s) and/or allergen(s) contained in COMBINATION but which are not included in TECHNOLOGY.

            If the unit invoice price of (i) a separately sold PRODUCT which contains the antigen(s) and/or allergen(s) which are included in TECHNOLOGY and/or (ii) a separately sold vaccine which contains antigen(s) and/or allergen(s) contained in COMBINATION but which are not included in TECHNOLOGY, is not available and the parties are unable to agree on an alternative arrangement, the parties shall agree within 60 days of a request from one of the parties the appointment of an independent expert ("the Expert") to determine the relative value of the vaccines described in (i) and (ii) of this paragraph ("the Vaccine Values"). The Expert shall act as expert and not as arbitrator and the Expert fee shall be split equally between the parties. The Expert shall be instructed to take into account a statement of facts relating to vaccines described in (i) and (ii) as are agreed by the parties and all relevant market circumstances in determining the Vaccine Values. The Expert will present to both parties in writing the determined Vaccine Values together with a statement justifying the underlying calculations and assumptions. The decision of the Expert shall be final and binding on the parties.


            If the parties are unable to agree within sixty (60) days the appointment of an Expert, the following formula shall apply: NET SALES VALUE of COMBINATION shall be multiplied by a fraction X/Y wherein X is the number of antigen(s) and/or allergen(s) contained in PRODUCT which are included in TECHNOLOGY and Y is the total number of antigens and/or allergens included in COMBINATION.

     1.06 "OTHER KNOW-HOW" shall mean technical information, materials and know-how, excluding OTHER PATENTS, which are owned and/or controlled by THIRD PARTIES and which are or may become necessary or useful for the development, production and/or commercialisation of PRODUCT.

     1.07 "OTHER PATENTS" shall mean patents and/or patent applications owned and/or controlled by THIRD PARTIES having claims which would be infringed by SB making, having made, using, having used, selling or having sold PRODUCT.

     1.08 "PATENTS" shall mean all patents and patent applications which are or become owned and/or controlled, in whole or in part, by PTL and/or any AFFILIATES of PTL and under which PTL has, now or in the future, the right to grant licenses and which generically or specifically claim PRODUCT and/or use of PRODUCT and/or a process for manufacturing PRODUCT, and/or intermediates used in such process. Included within the definition of PATENTS are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions (other than SPC) thereof. Also included within the definition of PATENTS but subject to
            Section 2.08 are any patents or patent applications which generically or specifically claim or have claims covering any improvements of PRODUCT or intermediates or manufacturing processes required or useful for production of PRODUCT which are developed by PTL, and/or under which PTL otherwise has the right to grant licenses or sublicenses, now or in the future, during the term of this Agreement. The current list of patent applications and patents encompassed within PATENTS is set forth in Schedule A attached hereto.

     1.09 "PRODUCT" shall mean any and all therapeutic and/or prophylactic vaccine(s) for use in the FIELD in any formulation, configuration, combination and/or delivery system, which is included in TECHNOLOGY.

     1.10 "PTG' shall mean Peptide Therapeutics Group plc a company incorporated in England and Wales (Registered number 2863682) which registered office is at 321 Cambridge Science Park, Milton Road, Cambridge, CB4 4WG, United Kingdom.

     1.11   "PTL" shall mean Peptide Therapeutics Limited.

     1.12   "SB" shall mean SmithKline Beecham plc

     1.13 "SPC" shall mean all Supplementary Protection Certificates for medicinal products and their equivalents provided under the Council Regulation (EEC) No 1768/92 of June 18, 1992.

     1.14 "SPECIFIC FIELD" shall mean prevention, control and/or treatment of allergic disorders in humans using []* .

     1.15   "TECHNOLOGY" shall mean KNOW HOW and/or PATENTS.

     1.16 "TERRITORY" shall mean all the countries and territories in the world.

     1.17 "THIRD PARTY(IES)" shall mean any party which is neither a party to this Agreement nor an AFFILIATE.


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

     For the purpose of this Agreement, except as otherwise expressely provided in this Agreement or unless the context otherwise requires : (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to "Articles", "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provisions.


2.   RESEARCH COLLABORATION

     2.01. Subject to Sections 2.02 and 2.03 hereunder, the parties shall undertake a two (2) year collaborative research program starting from the Effective Date (hereinafter "Research Program") dedicated to the demonstration of technical feasibility and development of PRODUCT by PTL aimed at inter alia:

             []*

            as further outlined in Schedule B attached hereto.

            PTL agrees to make available resources in the amount of []* per year to support the performance of the Research Program and shall dedicate at least []* annual funding (`Dedication') to the accomplishment of steps (i), (ii) and (iii) as specified above in this Section 2.01. At SB's request, PTL will provide written evidence of such Dedication (`Evidence').


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

     2.02 Schedule B shall be supplemented within twelve (12) months of the Effective Date by an additional Schedule (`Schedule D') which will form part of this Agreement and which shall detail a specific experimental strategy designed to achieve the broader objectives outlined in Schedule B.

            In Schedule D, SB shall as appropriate revise the objectives and plans outlined in Schedule B and shall set certain scientific milestones. In the event such milestones are not achieved as determined by SB, PTL shall at SB's request, allocate greater or fewer resources under the Research Program or the Extended Research Program (as defined in Section 2.03) as the case may be, to any scientific or developmental objectives including if appropriate steps (i) to (iv) above identified by SB within the limits stated in
            Section 2.01.

     2.03 At SB's sole discretion, the Research Program shall be extended by quarterly periods for []* starting on the second anniversary of the Effective Date ("Extended Research Program"). To support the performance of the Extended Research Program SB and PTL shall each pay []* with period of extension with the same provisions regarding Dedication and Evidence as detailed above in Section 2.01 or as modified pursuant to Section 2.02, second paragraph.

     2.04 Any further extension and appropriate funding of the Research Program beyond the Extended Research Program will be subject to prior written agreement between both parties.

     2.05 SB shall have an unconditional and irrevocable option which it may exercise through written notification to PTL within thirty (30) days of the expiration of the Research Program or the Extended Research Program, as the case may be , to discontinue the collaboration with PTL in the FIELD. In such case, the provisions of Sections 4.02 and
            12.03 shall apply.

     2.06 SB will conduct all activities related to toxicological and clinical developments of PRODUCT and such activities shall be under SB's sole control and expense. PTL shall however use its reasonable endeavours to seek additional public sector grant funding for such


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            activities, such funding to be wholly contributed to the Research Program or Extended Research Program to the extent allowed by the grant-giving body.

     2.07 During the Research Program and the Extended Research Program if any, either party shall submit to the other party quarterly progress reports detailing the research and development work accomplished in the previous quarter.

     2.08 Any invention or discovery in the FIELD made solely by PTL during the course of the Research Program and Extended Research Program if any, shall be owned solely by PTL. Any invention or discovery in the FIELD made solely by SB during the course of the Research Program and Extended Research Program if any, shall be owned solely by SB. Any invention or discovery in the FIELD made jointly by PTL and SB during the course of the Research Program and Extended Research Program if any, shall be jointly owned by SB and PTL.

     2.09 Any patent and/or patent application arising out of an invention or discovery in the FIELD made solely by an employee or agent of SB shall be filed in the name of SB. Any patents and/or patent application arising out of an invention or discovery in the FIELD made solely by an employee or agent of PTL shall be filed in the name of PTL and such PATENTS shall be automatically and exclusively licensed to SB by PTL hereunder. Any patents and/or patent applications arising out of an invention or discovery in the FIELD made jointly by SB and PTL shall be filed in the joint names of SB and PTL, provided that (i) claims covering epitopes from, or mimetopes of, the constant region of IgE, whether or not coupled to a carrier shall fall under PATENTS and such PATENTS shall be automatically and exclusively licensed to SB by PTL hereunder and
            (ii) PTL will grant to SB an irrevocable, exclusive, fully paid-up, royalty free license under PTL's rights to any subject matter other than mentioned in (i) above contained in such jointly made invention or discovery.

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


3.   GRANT

     3.01 PTL hereby grants to SB and to any AFFILIATES of SB an exclusive license, with the right to grant sublicenses, under TECHNOLOGY and any SPC to make, have made, use, have used, sell, offer for sale, have sold, keep and/or import in the TERRITORY all subject matter encompassed within TECHNOLOGY including any and all PRODUCTS, subject to the terms and conditions of this Agreement.


4.   PAYMENTS AND ROYALTIES

     4.01 SB shall make the following non refundable payment to PTL : two million four hundred thousand pounds sterling (L2,400,000) upon the Effective Date as consideration for the license and rights granted hereunder.

            In addition SB shall grant to PTL an interest free loan of []* for a duration of up to six (6) months. PTL shall at the expiration of this loan sell SB []* unencumbered ordinary shares of PTG at a price of three pounds and sixty pence (L3.60) per share and SB shall purchase these []* unencumbered ordinary shares of PTG at a price of three pounds and sixty pence (L3.60) per share according to the terms of a Subscription Agreement attached hereto as Schedule
            C. As also provided for in Schedule C, PTL agrees to undertake its best efforts to obtain the necessary approvals of PTG including PTG's shareholder approval to make available these shares.

            In addition SB shall purchase to a value of []* unencumbered ordinary shares of PTG at a price of three pounds and sixty pence (L3.60) per share, under the Subscription Agreement attached hereto as Schedule C, such shares to be tradeable only according to the provisions of the Subscription Agreement.

     4.02 If SB has not exercised its option after the expiration of the Research Program or the Extended Research Program, as the case may be, pursuant to Section 2.05 above, SB shall immediately pay PTL a lump sum (`Licence Maintenance Fee') of two million pounds sterling (L 2,000,000) and this Agreement shall


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            continue in full force and effect. If SB has exercised its option to discontinue said collaboration pursuant to Section 2.05 above, PTL shall immediately pay SB a lump sum of two million pounds sterling (L 2,000,000) and all rights and licences granted by PTL hereunder shall revert back to PTL without prejudice to the provisions of Sections 2.08 and 2.09 above.

            PTL agrees that it will not raise debt senior to the above obligation to pay SB two million pounds sterling (L 2,000,000) and further agrees that existing debts and liabilities will not be accorded greater seniority than said obligation. PTL further agrees to maintain sufficient cash reserves on hand during the Research Program and Extended Research program as the case may be to meet said obligation.

            For the avoidance of doubt, on the expiration of any Extended Research Program, any funding provided by SB for the Extended Research Program shall not be refundable to SB.

     4.03 SB shall pay once only the following amounts to PTL upon achievement of the following Milestones:


            []*




----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            []*



            For the avoidance of doubt, the maximum Milestones payable, assuming all Milestones have been achieved, shall be []* .

            In Section 4.03 the following terms shall have the meanings defined below:

            []*



----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            []*

            For the avoidance of doubt, if any Submission or Approval covers more than one of the indications defined above then the Milestone payments for all the indications covered by such Submission or Approval shall be payable.

            All Submission and Approval Milestones are fully creditable against current and future royalties provided that such credits shall not cause the royalties payable in any one calendar year to be reduced by more than fifty percent (50 %). However any unused credit will be carried forward to any following calendar year.

     4.04 As consideration for the license under PATENTS granted to SB under this Agreement and subject to Sections 4.06 and 5, SB shall pay the following royalties ("Patent Royalty") :

            []*

            from sales of PRODUCT in countries in which PTL has a granted, unencumbered, unrevoked PATENT covering such PRODUCT.


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            Patent Royalty obligations hereunder in each country of the TERRITORY shall expire upon the expiration, lapse or invalidation of the last remaining PATENT covering PRODUCT in such country or fifteen (15) years from the date of first bona fide commercial sale of PRODUCT in such country, whichever comes first.

     4.05 As consideration for the license to KNOW-HOW granted to SB under this Agreement and subject to Section 5, SB shall pay to PTL for a period of ten (10) years from the first bona fide commercial sale of PRODUCT anywhere in the TERRITORY the following royalties ("Know-How Royalty") :

            []*

            from sales of PRODUCT in countries where PTL has no granted, unencumbered, unrevoked PATENT covering such PRODUCT.provided that the making, using or selling of PRODUCT actually uses KNOW-HOW which is both secret and substantial and has been identified as such by PTL in writing.

     4.06 SB's royalty obligations under Section 4.04 shall become effective in each country in the TERRITORY at such time as anunrevoked and unencumbered PATENT covering PRODUCT is granted in such country. In the event that any person or party initiates any legal proceeding or proceeding at a competent patent office challenging the validity, scope or enforceability of a PATENT in any country in the TERRITORY, then the Patent Royalty payable on NET SALES VALUE in such country shall, during pendency of the proceeding, be paid into a separate account (`Escrow Account') of SB from which no amounts can be withdrawn during such pendency without the prior consent of PTL. The Escrow


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            Account shall be at a UK bank and the number and address of the account shall be communicated to PTL. If the validity and enforceability of claims in the PATENT which cover PRODUCT are upheld by a court or other legal tribunal or competent patent office from which no appeal is or can be taken, then the amount of Patent Royalty paid into the Escrow Account, during the period of suspension, less any Know-How Royalty paid under Section 4.05, shall be promptly paid to PTL with any interest earned thereon. If the claims in the PATENT which cover PRODUCT are held to be invalid or otherwise unenforceable by a court or other legal or administrative tribunal from which no appeal is or can be taken then the amount of Patent Royalty paid into the Escrow Account with any interest earned thereon shall be transferred to SB and no further Patent Royalty shall be owed. Further, a holding of invalidity or unenforceability of any PATENT, from which no further appeal is or can be taken, shall not affect any obligation accrued before payment of Patent Royalty into the Escrow Account, but shall eliminate royalties otherwise due under such PATENT from the date such holding becomes final.

     4.07 NET SALES VALUE for the purposes of calculating the Patent Royalty or Know-How Royalty under Section 4.04 and 4.05 respectively shall be determined separately.


5.  COMPULSORY LICENSES AND THIRD PARTY LICENSES

     5.01 In the event that a governmental agency in any country or territory grants or compels PTL, or SB, to grant a license under TECHNOLOGY to any THIRD PARTY for products that compete with PRODUCT, SB shall have the benefit in such country or territory (and in any other country into which products that compete with PRODUCT are sold by such THIRD PARTY compulsory licensee) of any terms granted to such THIRD PARTY to the extent that such terms are more favourable to the THIRD PARTY than those granted to SB under this Agreement.

     5.02 The parties recognize that OTHER PATENTS and/or OTHER KNOW-HOW may exist. (i) If at any time during the term of this Agreement, SB, at its sole discretion deems it useful or necessary to seek a license under OTHER PATENTS and/or OTHER KNOW-HOW from any THIRD PARTIES in order to practice the license granted by PTL to SB hereunder and avoid infringement during such exercise in a particular country or
            (ii) in the event that royalties
            and/or fees are payable by SB to THIRD PARTIES on sales of PRODUCT (which may include, but shall not be limited to, royalties and/or fees payable for adjuvants, carriers and/or other technology included in PRODUCT) other than pursuant to (i) above,such THIRD PARTY royalties and/or fees shall be deducted from royalties otherwise due to PTL under Section 4.04 and 4.05 as follows :

            - []* of royalties and/or fees payable to THIRD PARTIES shall be deducted for such royalties and/or fees as are of an amount less than or equal to []* of that portion of total annual NET SALES VALUE which exceeds []*; and

            - []* of all other royalties and/or fees payable to THIRD PARTIES shall be deducted.

     5.03 Without prejudice to the provision contained in Section 4.03 last paragraph, no deductions from royalties made under Section 5.02 above may have the effect of reducing royalties otherwise due to PTL under Section 4.04 by more than []* in any calendar year nor royalties otherwise due to PTL under Section 4.05 by more than []* in any calendar year. However any unused credit will be carried forward to any following calendar year.

     5.04 Nothwithstanding Sections 5.02 and 5.03, in the event that (i) SB establishes by means of written evidence provided to PTL, or (ii) failing provision of such evidence that the parties agree (such agreement not to be unreasonably withheld), or (iii) failing such agreement that a court of competent jurisdiction declares, that royalties and/or fees are payable by SB to THIRD PARTIES on sales of PRODUCT and such royalties and/or fees arise from inclusion of the Immunogen or the Immunogenic Conjugate in PRODUCT, such THIRD PARTY royalty and/or fee shall be deducted in full from any royalties payable by SB to PTL

            In any negotiation with such THIRD PARTY, SB shall use its reasonable endeavours to minimise royalties and/or fees payable to the THIRD PARTY.

            For the purposes of this Section 5.05, `Immunogen' and `Immunogenic Conjugate' shall have the meaning given in the claims of granted European Patent EP0477231 and in PCT/GB 95/02580 (= W096/14333) as amended by attorney letter of 18th September 1996, respectively.


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            For the avoidance of doubt, "inclusion of Immunogen in PRODUCT" or "inclusion of Immunogenic Conjugate in PRODUCT" shall mean that the PRODUCT including such Immunogen or Immunogenic Conjugate is susceptible of inducing an immune response to the epitope included in such Immunogen or Immunogenic Conjugate when presented to the immune system, whether in admixture with other materials, as a conjugate or otherwise joined to a carrier entity or molecule including T-cell epitopes.

            For epitopes other than those included in Immunogenic Conjugate or Immunogen and developed during the Research Programme or Extended Research Program, the parties shall discuss prior to development of any such other epitope whether they expect any THIRD PARTY fees and/or royalties to be due. In the event that the parties have agreed to proceed with development of such an epitope then such THIRD PARTY royalty and/or fees payable shall be fully deducted from any royalties payable by SB to PTL provided that one of the conditions referred to under (i), (ii) or (iii) in the first paragraph of this Section 5.05 has been met and SB has used reasonable endeavours to minimise royalties and/or fees payable to such THIRD PARTY.

6.   TOLERISING PEPTIDE OPTION

     6.01   "Clinical Study" shall mean []*

            "Clinical Report" shall mean []*

     6.02 PTL hereby grants to SB an exclusive option exerciseable as set out in this Section 6 for a period of two (2) years from the Effective Date for a worldwide and exclusive license to the TOLERISING PEPTIDE as described in []*


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

     []*

     6.03 The option granted in 6.02 shall be exerciseable by SB following receipt of the Clinical Report by SB. If a written expression of interest is received by PTL from SB within three (3) months of receipt of the Clinical Report by SB the parties shall negotiate in good faith the terms of the licence which will conform to minimum terms to be agreed by the parties within three (3) months of the Effective Date. If no such written expression of interest is received by PTL from SB, PTL will be free to deal in the TOLERISING PEPTIDE as it sees fit provided however that PTL shall not offer a licence to the TOLERISING PEPTIDE to any THIRD PARTY within one
            (1) year of the termination of such three (3) month period without first offering such a licence to SB on substantially the same conditions as those considered for offer to the THIRD PARTY.

7.   DEVELOPMENT

     7.01 SB will, in accordance with SB's reasonable business and scientific judgement, exercise its reasonable efforts and diligence in developing and commercialising PRODUCT and in undertaking investigations and actions required to obtain appropriate governmental approvals to market PRODUCT. All such activity shall be undertaken at SB's expense. At SB's request, PTL shall supply to SB reasonable technical assistance in undertaking such investigations and actions.

     7.02 SB shall report to PTL on the status and progress of SB's efforts to develop and commercialise PRODUCT at such times and in such manner as PTL may reasonably request.

     7.03 PTL shall supply any KNOW-HOW which SB may require and shall provide to SB, at SB's request, technical assistance within its area of expertise concerning development, production and commercialisation of PRODUCT. Provision of such technical assistance shall include, but not be limited to, visits by PTL personnel to SB at PTL's expense, and visits by SB personnel to PTL, at SB's expense, at times and for periods of time upon which the parties will agree.

     7.04 On completion of the Research Program or the Extended Research Program, as the case may be, SB agrees, in furtherance of its obligations under Sections 7.01 and 7.02, to dedicate minimum resources to developing and


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            commercialising PRODUCT of []* annually. SB agrees to provide evidence of such dedication on each six (6) monthly anniversary of the Effective Date following the expiration of the Research Program or the Extended Research Program as the case may be. In the event of SB failing to dedicate this annual minimum resources, PTL shall be entitled to serve written notice to SB pursuant to
            Section 12.04.

8.   EXCHANGE OF INFORMATION AND CONFIDENTIALITY

     8.01 During the term of this Agreement, SB shall have full access to all matters encompassed within TECHNOLOGY and PTL shall upon the request of SB promptly disclose and/or supply SB with all TECHNOLOGY.

     8.02 During the term of this Agreement, SB shall have full access to (and PTL will promptly disclose upon request of SB) all technology, information, inventions, data, process technology and any other information related to PRODUCTS, whether patentable or not, which PTL may develop, acquire or otherwise have or obtain rights or access to, and where appropriate the foregoing shall be subject to Sections 2.08 and 2.09 above. Either party will at least once a year disclose to the other party indicative commercial information related to PRODUCT as follows: general review of progress, size of target populations, timetable for regulatory approvals and clinical trial plans. PTL agrees that this information carries no warranty as to its accuracy and SB is not obliged to proceed to any action based thereon.

     8.03 During the term of this Agreement, each party shall promptly disclose to the other party any information that it obtains or develops regarding the utility and safety of PRODUCT and shall promptly report to the other party any confirmed information of serious or unexpected reactions or side effects related to the utilisation or medical administration of PRODUCT.

     8.04 During the term of this Agreement and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement, PTL and SB shall not use or reveal or disclose to THIRD PARTIES any confidential information received from the other party including that referred to in Sections 7.04, 8.02 and 8.03 or otherwise developed by either party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the other party, except as may be otherwise provided herein, or as

----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            may be required for purposes of investigating, developing, manufacturing or marketing PRODUCT or for securing essential or desirable authorisations, privileges or rights from governmental agencies, or is required to be disclosed to a governmental agency, or is necessary to file or prosecute patent applications concerning PRODUCT or to carry out any litigation concerning PRODUCT. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the confidential information disclosed. The parties shall take reasonable measures to ensure that no unauthorised use or disclosure is made by others to whom access to such information is granted.

     8.05 Nothing herein shall be construed as preventing either party from disclosing any information received from the other party to an AFFILIATE or sublicensee or distributor, provided such AFFILIATE or sublicensee or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information.

     8.06 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

     8.07 No public announcement or other disclosure to THIRD PARTIES concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure, such agreement not to be unreasonably withheld or delayed. For the avoidance of doubt, the parties agree that it will be deemed unreasonable for SB to withhold or delay agreement relating to announcements about achievement of milestones under Section 4.03 and about the current status (phase) of clinical trials and it will be deemed reasonable for SB to withhold or delay agreement relating to announcements describing details of clinical trials including data. The party desiring to make any such public announcement or other disclosure shall use reasonable efforts to inform the other party of the proposed announcement or disclosure in reasonable sufficient time prior to public release, and shall use reasonable efforts to provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure.

     8.08 Neither SB nor PTL shall submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated and provided by the other party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld. The contribution of each party shall be noted in all publications or presentations by acknowledgement or coauthorship, whichever is appropriate.


 9.  PATENT PROSECUTION AND LITIGATION

     9.01 Subject to Section 2.08 and 2.09 above, PTL shall be responsible for the filing, prosecution and maintenance of PATENTS at its own expense. PTL shall disclose to SB the complete texts of all patents and patent applications filed and/or controlled by PTL which relate to PRODUCT as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the TERRITORY. SB shall have the right to review all such pending applications and other proceedings and make recommendations to PTL concerning them and their conduct and PTL shall take any such SB comment and recommendation into consideration. PTL agrees to keep SB promptly and fully informed of the course of patent prosecution or other proceedings including the provision to SB of copies of substantive communications, search reports and THIRD PARTY observations submitted to or received from patent offices throughout the TERRITORY. PTL shall provide such patent consultation to SB at no cost to SB. SB shall hold all information disclosed to it under this section as confidential subject to the provisions of Sections 8.04 and 8.05.

     9.02 SB shall have the right but not the obligation to assume responsibility for any PATENT or any part of a PATENT which PTL desires, after consultation with SB, to abandon or otherwise cause or allow to be forfeited.

     9.03 In the event of the institution of any suit by a THIRD PARTY against PTL, SB or their AFFILIATES or SB's sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of PRODUCT anywhere in the TERRITORY, the party sued shall promptly notify the other party in writing. SB shall have the right but not the obligation to defend such suit at its own expense. PTL and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

     9.04 In the event that PTL or SB becomes aware of actual or threatened infringement of a PATENT anywhere in the TERRITORY, that party shall promptly notify the other party in writing. Following expiration of the Research Program or Extended Research Program, as the case may be, SB shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use PTL's name in connection therewith. If SB has not commenced a particular infringement action within ninety (90) days of notification of any such infringement, PTL, after notifying SB in writing, shall be entitled to bring such infringement action at its own expense. During the Research Program or Extended Research Program, as the case may be, SB and PTL shall agree on bringing either jointly or solely any infringement action against any THIRD PARTY and expenses will be shared equally. The party conducting such action shall have full control over its conduct, including settlement thereof. In any event, PTL and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

     9.05 PTL and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any patent litigation or settlement thereof from any recovery made by any party. Any excess amount shall be shared between SB and PTL, with the party conducting a particular infringement action receiving []* and the other party receiving []* of such excess.

----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

     9.06 The parties shall keep one another informed of the status of and of their respective activities regarding any patent litigation or settlement thereof concerning PRODUCT.

     9.07 PTL shall authorise SB to act as PTL's agent for the purpose of making any application for any extensions of the term of PATENTS and shall provide reasonable assistance therefor to SB, at PTL's expense (In the United States of America as permitted under Title 35 of the United States Code).

     9.08 PTL, on behalf of itself, its officers, agents and successors hereby waives any and all actions and causes of action, claims and demands whatsoever in law or equity of any kind against SB and its AFFILIATES based upon the exercise by SB of its rights under this
            Section 9, except in the case of gross negligence and/or wilful misconduct by SB.

     9.09   SB recognises that bringing an infringement action under Section
            9.04 may result in a counterclaim of invalidity of PATENTS and/or claims in PATENTS. In defending such counterclaim(s), SB agrees to take into reasonable consideration the legitimate rights and interests of PTL and/or any licensee(s) of PTL in relation to patent claims in the field of animal health contained in PATENTS, bearing in mind SB's prime interest in the maintenance of a strong patent position covering PRODUCT.


10.  TRADEMARKS

     10.01 SB, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with PRODUCT and shall own and/or control such trademarks. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to PTL to use such trademarks for any purpose.


11.  STATEMENTS AND REMITTANCES

     11.01 SB shall keep and require its AFFILIATES and sublicensees and distributors to keep complete and accurate records of all sales of PRODUCT under the licenses granted herein. PTL shall have the right, at PTL's expense, through a certified public accountant or like person reasonably acceptable to SB, to examine the records of SB and its AFFILIATES during regular business hours during the life of this Agreement and for six (6) months after its termination ; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to PTL only as to the accuracy of the royalty statements and payments.

     11.02 Within sixty (60) days after the close of each calendar six (6) month period , SB shall deliver to PTL a true accounting of all PRODUCTS sold by SB, its AFFILIATES, sublicensees and distributors during such semester and shall at the same time pay all royalties due. Such accounting shall show sales on a country-by-country and product-by-product basis.

     11.03 Any tax paid or required to be withheld by SB on account of royalties payable to PTL under this Agreement shall be deducted from the amount of royalties otherwise due. SB shall secure and send to PTL proof of any such taxes withheld and paid by SB for the benefit of PTL.

     11.04 All royalties due under this Agreement shall be payable in pounds sterling. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of SB to pay royalties on sales in that country shall be suspended until such remittances are possible. PTL shall have the right, upon giving written notice to SB, to receive payment in that country in local currency.

     11.05 Monetary conversions from the currency of a foreign country in which PRODUCT is sold into British currency shall be made at the exchange rate in force on the last business day of the period for which the royalties are being paid as published by Banque Generale de Belgique, Brussels, Belgium, or on another basis mutually agreed to by both parties in writing.


12.  TERM AND TERMINATION

     12.01 Unless otherwise terminated , this Agreement shall expire upon the expiration, lapse or invalidation of the []* after the Effective Date, whichever comes later. Expiration of the Agreement under this Section 12.01 shall not preclude SB from continuing to


----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            exercise the rights and licenses granted to it hereunder without any further royalty or other obligation.

     12.02 For the avoidance of doubt, this Agreement may not be terminated by either party (except under Sections 12.04 or 12.06) during the Research Period or Extended Research Period.

     12.03 This Agreement will terminate if and when SB decides to exercise its option pursuant to Section 2.05 to discontinue the collaboration with PTL in the FIELD.

     12.04 If either party fails or neglects to perform any material covenants or provisions of this Agreement and if such default is not corrected within sixty (60) days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this Agreement by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

     12.05 At any time after the Research Program or Extended Research Program, as the case may be, SB may terminate this Agreement by giving PTL at least sixty (60) days written notice thereof.

     12.06 Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of (the United States or of) any (individual) state or (foreign) country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

     12.07 Notwithstanding the bankruptcy of PTL, or the impairment of performance by PTL of its obligations under this Agreement as a result of bankruptcy or insolvency of PTL, SB shall be entitled to retain the licenses granted herein, without any further obligations to PTL, subject to PTL's right to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

13.  RIGHTS AND DUTIES UPON TERMINATION

     13.01 Upon termination of this Agreement and subject to the provisions contained in Section 2, PTL shall have the right to retain any sums already paid by SB hereunder, and SB shall pay all sums accrued hereunder which are then due.

     13.02 Upon termination of this Agreement under Sections 12.04, 12.05 and 12.06, SB shall notify PTL of the amount of PRODUCT SB, its AFFILIATES and its sublicensees and its distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and SB and its AFFILIATES and its sublicensees and its distributors shall thereupon be permitted to sell that amount of PRODUCT provided that SB shall pay the royalty thereon at the time herein provided for.

     13.03 Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those described in Sections 2.08, 2.09, 8.04, 8.05, 8.07, 8.08, 9.03, 9.06, 9.07, 9.08, 10.01, 11.01, 11.02, 11.03,
            11.04, 11.05, 13.01, 13.02, 13.03, 16.01, 17.01 and 19.01.

     13.04 Upon termination under Sections12.03, 12.04 (but only in the event SB is the party in default), 12.05 or 12.06 (but only in the event SB is the `other party'), and providing SB or an AFFILIATE of SB has ceased to, or does not, conduct activities in the FIELD, or in any SPECIFIC FIELD as the case may be, within six (6) months after termination, PTL shall have a first right to negotiate with SB a license of rights in such FIELD or SPECIFIC FIELD, to any invention or discovery owned by SB as are referred to in Sections 2.08 and 2.09.

     13.05 Without prejudice to Section 2.09 and Section 12.07, in the case of termination under Section 12.04 the non-breaching party, or in the case of termination under Section 12.06 the `other party', or either party in the case of termination otherwise than under Sections 12.04 and 12.06, shall have the rights to exploit any jointly owned know-how and /or patents in the FIELD, without any further obligations to the other party, provided that this grant clause shall in no event be construed as granting rights to SB to use PTL's solely owned TECHNOLOGY, nor to PTL to use any of SB's solely owned know-how,inventions, discoveries and/or patents in the FIELD irrespective of whether jointly owned patents or know-how relate to the same subject matter, and in the event such solely owned patents dominate the jointly owned patents in any manner, the party in need of a licence thereto will have to seek this licence from the other party independently, and such other party shall have no obligation whatsoever to come to an agreement with said party in need


     13.06 Nothwithstanding anything to the contrary in this Agreement, the parties agree that upon termination of this Agreement for any reason whatsoever, other than a termination under Sections 12.04 or 12.06, rights to any invention or discovery []* For the avoidance of doubt, it is acknowledged and agreed by the parties that both parties will be free to exercise the rights assigned to them under this Section 13.06.


14.  WARRANTIES AND REPRESENTATIONS

     14.01 PTL warrants that it owns or has the right to license the entire right, interest and, where appropriate, title in PATENTS and KNOW-HOW and has the right to enter into this Agreement.

     14.02 Nothing in this Agreement shall be construed as a warranty that PATENTS are valid or enforceable or that their exercise does not infringe any patent rights of THIRD PARTIES. PTL hereby represents that it has no present knowledge from which it can be inferred that PATENTS are invalid or that their exercise would infringe patent rights of THIRD PARTIES.

     14.03 PTL acknowledges that, in entering into this Agreement, SB has relied or will rely upon information supplied by PTL, information to be supplied by PTL, and information which PTL has caused or will cause to be supplied to SB by PTL's agents and representatives pursuant to that certain Confidentiality Agreement signed by SB s.a. on 6th March 1996 and by PTL on March 11, 1996 , (all of such information being hereinafter referred to collectively as "Product

----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

            Information"). PTL warrants and represents that so far as it is aware the Product Information related to PRODUCT and/or TECHNOLOGY is and will be timely (depending on the circumstances) and accurate and complete in all material respects and that it has undertaken such steps as are necessary to ascertain such accuracy and completeness. Subject to PTL's compliance with its warranty as to accuracy and completeness above, SB accepts it will not contest Product Information as supplied. PTL further warrants and represents that to the best of its knowledge it has and will supply information concerning TECHNOLOGY and PRODUCT which is material to the value of the TECHNOLOGY.

     14.04 PTL warrants and represents that its directors, scientists, and allergies project team have no present knowledge of the existence of any pre-clinical or clinical data or information concerning the TECHNOLOGY and PRODUCT which suggests that there may exist toxicity, safety and/or efficacy concerns which are likely to materially impair the utility and/or safety of the PRODUCT.

     14.05 PTL warrants that the agreement between PTL and British Technology Group Limited ("BTG") of 16th June 1994 has been terminated and that the intellectual property previously licensed to PTL by BTG under this agreement has now been fully assigned to PTL. SB acknowledges it has received a copy of the assignment document (appropriately redacted to remove any reference to commercial terms) by the Effective Date.

     14.06 PTL agrees it will undertake its reasonable efforts to have suppliers maintainfor the duration of the Research Program or the Extended Research Program, as the case may be, supplies of materials to SB for clinical trial purposes and in particular supplies of keyhole limpet hemacyanin (`KLH') currently produced by Biosyn GmbH and of the decapeptide - KLH conjugate currently produced by Biomira Inc. PTL further agrees it will undertake reasonable efforts to have such material supplied in a form similar in all respects to material used previously in clinical studies carried out by PTL or under PTL's control.


15.  FORCE MAJEURE

     15.01 If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.


16.  GOVERNING LAW AND JURISDICTION

     16.01 This Agreement shall be deemed to have been made in the United Kingdom and its form, execution, validity, construction and effect shall be determined in accordance with the laws of England and shall be subject to the non-exclusive jurisdiction of the English Courts.


17.  SEPARABILITY

     17.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

     17.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

     17.03 In the event that the terms and conditions of this Agreement are materially altered as a result of paragraphs 17.01 or 17.02, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

18.  ENTIRE AGREEMENT

     18.01 This Agreement, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.


19.  NO WAIVER

     19.01 The failure of either party at any time to exercise any of its respective rights under this Agreement shall not be deemed a waiver thereof, nor shall such failure in any way prevent either party, as the case may be, from subsequently asserting or exercising such rights.


20. NOTICES

     20.01 Any notice required or permitted under this Agreement shall be sent by certified mail, return receipt requested, postage pre-paid to the following addresses of the parties :

                           if to PTL :
                           Peptide Therapeutics Limited
                           Cambridge Science Park,
                           Milton Road, Cambride CB4 4WG
                           United Kingdom
                           Attention : The Company's Secretary
                           Copy to : The Commercial Director

                           If to SB :
                           SmithKline Beecham plc
                           New Horizons Court
                           Great West Road
                           Brentford, Middlesex TW8 9EP
                           United Kingdom
      with copy to :       SmithKline Beecham Biologicals Manufacturing S.A.
                           rue de l'Institut 89
                           1330 Rixensart, Belgium
                           Attention : Senior Vice President, General Manager
                           Additional copy to : Vice President, Director
                                                Business and Strategy
                                                Development


     20.02 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.


21.  ASSIGNMENT AND CHANGE OF CONTROL

     21.01 Neither this Agreement nor any interest hereunder shall be assignable or transferable by either party without the written consent of the other provided, however, that either party may assign this Agreement to any AFFILIATE or to any corporation with which it may merge or consolidate or to which it may sell all or substantially all of its assets, without obtaining the consent of the other party provided the interests of the other party are not materially affected.


IN WITNESS WHEREOF, the parties, through their authorised officers, have executed this Agreement as of the date first written above.


PEPTIDE THERAPEUTICS LIMITED


BY : Illegible

SMITHKLINE BEECHAM PLC


BY : Illegible

List of Schedules

Schedule A : CURRENT PATENTS
Schedule B : R&D Plan
Schedule C : Subscription Agreement
Schedule D : To be provided within twelve months from Effective Date.

                                   Schedule A


[]*

----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

                                  SCHEDULE B

[]*

----------

* This portion of the Exhibit has been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The Complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.